Exhibit 99.4
Executive Retention Agreement
          This Executive Retention Agreement (“Agreement”) is entered into as of August 27, 2008, by and between IKON Office Solutions PLC (the “Company”), and David Mills (“Executive”) (together, the “Parties”).
          A. The Company and Executive have entered into the employment agreement attached hereto as Exhibit A-1 (as amended prior to the date hereof, the “Employment Agreement”) and the supplemental employment agreement attached hereto as Exhibit A-2 (as amended prior to the date hereof, the “Supplemental Agreement”). Capitalized terms used and not defined herein have the meanings specified in such agreements.
          B. Simultaneously herewith, the Company is entering into an Agreement and Plan of Merger by and among Ricoh Company, Ltd. (“Parent”), Keystone Acquisition, Inc. (“Sub”) and the Company, dated the date hereof (the “Merger Agreement”), providing for the Parent’s acquisition of the Company through the merger of Sub with and into the Company (such merger, the “Merger” and the consummation thereof, the “Closing”).
          C. Parent wishes to retain Executive following the Closing and to continue to benefit from his services. Accordingly, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Company enter into the Agreement, which relates to Executive’s entitlement to certain payments and benefits following the Closing of the Merger and which will be void and of no further force or effort in the event that the Closing does not occur.
          D. The Supplemental Agreement provides that Executive may be entitled to receive certain cash severance benefits in the event of a termination of Executive’s employment (other than for gross misconduct or in the event of Executive’s disability or death) or a constructive dismissal following a Change in Control under Clause 3 thereof (such benefits “Cash CIC Benefits”) and the Closing will constitute a Change in Control for the purpose of the Employment Agreement.
          E. At the request of the Parent, the Company is prepared to offer Executive the Retention Payments (as defined in Article I below) as described in this Agreement in lieu of the Cash CIC Benefits, on the terms and conditions set forth herein, in return for Executive’s continued employment after the Merger, and subject to the other terms and conditions hereof.
          E. Executive wishes to accept the Retention Payments in lieu of the Cash CIC Benefits, and to agree to the other terms and conditions hereof.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

ARTICLE I
Retention Incentive Payments
     Contingent upon the Closing, and the Executive signing a compromise agreement (in the form attached as Exhibit D), during the twenty-four month period commencing on Closing (the “Retention Period”), Executive shall receive retention payments on the dates and in the amounts specified in Exhibit B (each such payment, a “Retention Payment”) so long as, as of the date on which the relevant Retention Payment is to be made Executive is an employee of the Company or his employment has terminated as provided in Article II below. For the avoidance of doubt, except as provided in Article II below, Executive shall not be entitled to any pro-rata payments for any partial periods of employment. In addition, Executive shall be entitled to private health insurance and life insurance as provided under Clause 3.2(ii) of the Supplemental Agreement commencing on termination of employment for any reason whatsoever, provided that in the event that the Company is precluded from continuing such provision it shall provide the Executive with a cash sum equal to such amount as would enable the Executive to purchase such provision.
ARTICLE II
Acceleration and Post Termination Restrictions
     If during the Retention Period Executive’s employment by the Company is terminated other than for gross misconduct or in the event of Executive’s disability or death, or the Executive’s Constructive Termination Without Cause (as set forth in Exhibit C), any Retention Payments that remain unpaid upon the date of such termination will be accelerated and paid within sixty (60) days of such termination, and Executive will remain eligible for continued participation in the private health insurance and life insurance as provided under Clause 3.2(ii) of the Supplemental Agreement (which continued participation shall commence upon Executive’s termination of employment with the Company) or in the event that the Company is precluded from continuing such provision it shall provide the Executive with a cash sum equal to such amount as would enable the Executive to purchase such provision, provided that, in consideration of the Retention Payments and his continued employment with the Company, the Executive agrees to be bound by the provisions of this Article II which hereby replace and supersede the Parties’ obligations under Article 4 of the Employment Agreement. For the avoidance of doubt, in consideration of all and any payments under this Agreement the Executive agrees to be bound by the provisions of this Article II upon Executive’s termination of employment in any circumstances and at any time which hereby replace and supersede the Parties’ obligations under Article 4 of the Employment Agreement:
             (i) ACKNOWLEDGEMENTS BY EXECUTIVE
a.	Acknowledgement of Protectable Interests. Executive agrees that the Company and its affiliates have protectable interests in the Company Secrets (as defined in the Employment Agreement), goodwill, trade connections, their employees and the specialised knowledge acquired by Executive during the course of his employment with the Company and any of its affiliates.

b.	Ability to Earn Livelihood. Executive expressly agrees and acknowledges that the Restrictions contained in this Article II do not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive’s ability to earn a living. In addition, the Executive agrees and acknowledges that the potential harm to the Company and its affiliates of its non-enforcement outweighs any harm to the Executive of its enforcement by injunction or otherwise.
             (ii) POST-EMPLOYMENT RESTRICTIONS.
a.	In consideration of Executive submitting to the obligations upon him under Article II(ii)(b) the Company shall where there is termination of Executive’s employment pay to Executive the payments due under Articles I and/or II above, as applicable.

b.	Executive hereby covenants with the Company (for itself and as trustee for its affiliates) that upon termination of Executive’s employment with the Company howsoever arising, Executive will not, without the express written consent of the Company, directly or indirectly, for the following periods stated from the date of termination, in any capacity (including as an employee, employer, officer, director, proprietor, partner, joint venturer, consultant, stockholder (except for investments of no greater than 5% of the total outstanding shares in any publicly funded company)), on his behalf or on behalf of any other entity:
i.	at any time make any announcement, statement or comment (whether to the financial media, any competitor, customer or supplier of the Company or any of its affiliates, any contract consultant specialising in examining terms of photocopying contracts of supply and/or service, any employee of the Company or any of its affiliates) concerning:
1.	the terms of the Retention Agreement, Employment Agreement and Supplemental Agreement; and

2.	the business of the Company and its affiliates in breach of Article 3 of the Employment Agreement;
save to the extent required by law or by any relevant statutory authority.

ii.	at any time make any statement concerning the Company or any of its affiliates or any officers or employees of any such company which is calculated to be damaging to the business or reputation of the same;

iii.	for the period of one (1) year from the date of termination, make contact with the officers, employees, competitors, customers and suppliers of the Company or any of its affiliates which is calculated to cause any material disruption or any material adverse effect to the business of the Company or any of its affiliates. Without prejudice to the generality of the foregoing, in the event that any such person shall contact Executive, Executive shall inform them that Executive has left the Company on agreed terms (without specifying those terms) and that he is unable to discuss any matters concerning the Company or any of its affiliates. If this does not resolve the matter, Executive shall refer such person to the Company Secretary of the Company. This
Article II(b)(iii) shall not prevent Executive contacting the individuals stated for the purpose of Executive furthering his own legitimate career interests provided that first such interests are outside the Company’s Business (as defined in the Employment Agreement) and secondly that such conduct is not calculated to cause any material disruption or any material adverse effect to the business of the Company or any of its affiliates;

iv.	for the period of one (1) year from the date of termination in the Relevant Territory, solicit or interfere with or endeavour to entice away from the Company or any of the Relevant Group Companies (for any undertaking which provides services/products similar to those provided by the Company) any person, firm, company or entity who was a customer of the Company or of any of the Relevant Group Companies in the twelve (12) months prior to the date of termination and with whom Executive or any employee under the direct or indirect supervision of the Executive, was materially concerned in the course of his duties for the Company or its predecessors in business or had personal contact at any time during the said 12 months;

v.	for the period of one (1) year from the date of termination in the Relevant Territory, offer to employ or engage or solicit the employment or engagement of any critical person who immediately prior to the date of termination was a director, senior employee, salesman, service engineer, manager or consultant of the Company or any of the Relevant Group Companies and with whom Executive or any employee under the direct or indirect supervision of the Executive had material dealings with in the twelve (12) months prior to the date of termination (whether or not such person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company) and who by reason of his or her position and in particular his or her seniority and expertise or knowledge of confidential information or knowledge of or influence over the clients, customers or contact of the Company or any Relevant Group Companies is likely to cause damage to the Company or any Relevant Group Companies if he or she were to leave the employment of the Company or any Relevant Group Companies and become employed by a competitor of the Company or any Relevant Group Companies;

vi.	for the period of one (1) year from the date of termination in the Relevant Territory, accept or continue any employment, engagement, substantial shareholding or directorship in or act as a consultant to any business if such employment, engagement, substantial shareholding, directorship or consultancy is (so far as Executive is aware or could reasonably be expected to be aware) concerned with the business of sales, servicing, renting, financing and leasing relating to copier equipment, facsimiles, laser printers and leasing relating to copier equipment, facsimiles, laser printers and document facilities management and state-of-the-art copying and/or document scanning operations, the ongoing development and implementation of outsourcing of document facilities management, copying, facsimile, laser printing and local area networking sales and services, and such other businesses as the Company may notify Executive prior to termination of employment and with which Executive was materially concerned with in the course of his duties for the Company or any Relevant Group Companies or their predecessors in business at any time during the twelve (12) months immediately preceding the date of termination; and

vii.	at any time represent himself as being in any way connected with an interest in the Company or any Relevant Group Company except for matters directly connected with any shares or other securities in such companies.
c.	For the purposes of this Article II:
i.	“Relevant Territory” shall mean England, Scotland and Wales which Executive hereby acknowledges constitutes the market of the Company or its Relevant Group Companies for products and services with which the Executive or any employee under the direct or indirect supervision of the Executive is so materially concerned at the date hereof. Executive further acknowledges that if such area be different as at the date of termination then such Relevant Territory shall mean the area constituting the market of the Company or its Relevant Group Companies for products and services with which Executive shall have been materially concerned for the period of twelve (12) months prior to termination. In such circumstances the Company shall provide to the Executive with a list detailing the areas constituting the Relevant Territory within fourteen (14) days of termination.

ii.	“Relevant Group Company” shall mean any of the Company’s affiliates for which Executive has performed services or in which he has held office during the twelve (12) months immediately preceding termination; and

iii.	the periods of the restrictions stated at Article II(ii)(b) above, as being one (1) year shall be reduced by the length of time, if any, that Executive is suspended from his duties pursuant to Article 1.4.2 of the Employment Agreement if such suspension ends with the date of termination.
d.	In the event that before or during the Payment Period Executive shall have (without the prior approval of the Board) directly, or indirectly, to a material extent breached his obligations as set out at Article 1.1.2 or Article 3 of the Employment Agreement or Article II (ii)(b) of this Retention Agreement then the Board shall be entitled forthwith to terminate all payments pursuant to Articles I and II above and to keep such sums on account of damages and the restrictions in Article II((ii)(b) above shall continue to apply to Executive notwithstanding the termination of such payments.

e.	Executive acknowledges that he had the opportunity to take legal advice in relation to the restrictions contained in this Article II and that he acknowledges that, in the circumstances, and bearing in mind the substantial consideration to be paid to him pursuant to Article 1 and/or Article II above, such restrictions are reasonable to protect the legitimate business interests of the Company and its affiliates and (but without prejudice to the generality of the foregoing) that such consideration is more than sufficient for such covenants, and accordingly that Executive hereby irrevocably waives all rights which he might otherwise have to allege that such consideration was not sufficient.

f.	The Company (for itself and as trustee for its affiliates) hereby covenants with Executive that upon termination of Executive’s employment with the Company howsoever arising it will not (without the express written consent of Executive) at any time make any announcement, statement or comment concerning the terms of this Retention Agreement, Employment Agreement or Supplemental Agreement save to the extent required by law or by any relevant statutory authority.

g.	The Company (for itself and as trustee for its affiliates) hereby covenants with the Executive that upon termination of Executive’s employment with the Company howsoever arising it will not (without the express written consent of the Executive) at any time make any statement which is calculated to be damaging to the reputation of the Executive save as required to enforce the terms of this Agreement.
             (iii) SEVERABILITY
Executive understands that the obligations imposed under this Article II are in addition to, and independent of, any Restriction on the Use of Confidential Information imposed under the Employment Agreement, impose separate and distinct obligations from the Restriction on the use of Confidential Information, and may be valid even if the Restriction on the Use of Confidential Information is declared invalid, in whole or in part, in any judicial or quasi-judicial forum.
ARTICLE III
Certain Acknowledgements; Waivers and Amendments
          (a) In consideration of the Company’s execution of this Agreement, and its willingness to make available the Retention Payments in accordance with Article I hereof, Executive hereby:
     (1) waives all rights, claims, or interests to or in the Cash CIC Benefits under or arising out of Clause 3.2(iii), (iv) and (v) of the Supplemental Agreement;
     (2) waives all rights, claims, or interests arising out of a constructive dismissal or a deemed constructive dismissal as provided under Clause 3.1(ii) of the Supplemental Agreement;
     (3) agrees that no event occurring prior to, on, or after the date hereof in connection with discussions or negotiations concerning this Agreement or the Merger Agreement, the execution hereof or thereof, or any act of the Company in accordance with the terms hereof or thereof shall constitute grounds for constructive dismissal; and
     (4) acknowledges and agrees that (i) he is entitled to no payments or benefits with respect to Company stock options and other equity-based awards, except as provided in the Merger Agreement (under which the parties acknowledge that all equity shall be fully vested and cashed out at Closing), and (ii) from and after the Closing, he shall have no right to acquire the stock of Company or any successor pursuant to or in connection with any stock option or equity-based award program that Executive participates in as of Closing, or has participated in at any time prior to Closing.
          (b) The parties agree that in lieu of equity grants at or after Closing, the Company shall provide long term incentive opportunities to Executive approximately equivalent for the first two years after Closing to that of the equity Executive had been receiving prior to the Closing. There will be no obligation of the Executive to maintain any minimum equity interest in the Company.
ARTICLE IV
Additional Severance Terms
     Section 4.1 If during the Retention Period, Executive’s employment is terminated by the Company for any reason other than for gross misconduct, or in the event of the Executive’s disability or death, or if there is a Constructive Termination Without Cause (as set forth in Exhibit C), provided that Executive has signed a compromise agreement compromising all claims against the Company and its affiliates in the form attached hereto as Exhibit D, Executive shall receive on the sixtieth (60th) day after such termination base salary, annual bonus and long term incentive plan amounts at target that would be due to him if he had continued to be employed through the end of the Retention Period, (and if the target annual bonus or target long term incentive arrangement has not been set, it shall be deemed to be equal to the last prior set bonus or arrangement, as the case may be). Notwithstanding the foregoing, for any such termination other than for gross misconduct the Company shall give at least 90 days’ notice to Executive, and, if less than 90 days’ notice is given and there are less than 90 days remaining until the end of the Retention Period, the Company shall provide additional severance (at the same time as the above amounts are paid) of at least base salary, annual bonus and long term incentive for the period of the difference between 90 days and the days, if any, of prior notice given.
     Section 4.2 If after the Retention Period Executive’s employment is terminated by the Company for any reason other than for gross misconduct, or in the event of the Executive’s disability or death, or there is a Constructive Termination Without Cause (as set forth in Exhibit C) and Executive has signed a compromise agreement compromising all claims against the Company and its affiliates in the form attached hereto as Exhibit D, the Company shall promptly pay to the Executive an additional severance payment in accordance with its severance plan then in effect for senior executives, which amount shall be at least one times Executive’s base salary and target contractual bonus calculated at 100% of his annual target bonus for the year in which his employment is terminated (such payment “Additional Severance Payment”).

ARTICLE V
Certain Reductions of Contractual or Statutory Termination Payments and Bonus Payments
          Executive hereby agrees that if and to the extent that Executive receives any Retention Payments, Severance Payment or Additional Severance Payment pursuant hereto, such payments shall offset, and reduce, on a pound for pound basis, any payments under Article 1.2.2 and (if Executive’s employment terminates during the Retention Period) Article 1.2.3 of the Employment Agreement or other contractual or statutory severance payments that Executive may thereafter be, or claim to be, eligible to receive from the Company and any pro-rated bonus entitlement during October-December 2008.
ARTICLE VI
General Provisions
          SECTION 6.1 Taxes. The Company shall, prior to payment to Executive, deduct from the Retention Payments or any part thereof paid to Executive such tax and National Insurance as it is required by law to deduct.
          SECTION 6.2 Waivers and Amendments. This Agreement may not be waived, amended, or supplemented, in whole or in part, except by a written instrument, expressly referring to this Agreement and the specific provisions to be waived, amended or supplemented, and signed by each of the Parties, as well as by the Parent for so long as Parent is a third party beneficiary hereof under Section 6.06. Without limitation, (i) the failure or delay on the part of Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof and (ii) a written waiver of a right, remedy, power or privilege shall not operate as a waiver of any other right, remedy, power or privilege on any other or future occasion.
     SECTION 6.3 Entire Agreement. This Agreement, together with the Employment Agreement, constitutes the entire agreement of the Parties with respect to its subject matter, and supersedes and replaces the Supplemental Agreement (save in respect of any right, claims or interests to or in the benefit provided Clause 3.2(vi)), and all prior and contemporaneous understandings and agreements with respect thereto. Except as amended hereby, and except insofar as the Employment Agreement provides for participation by Executive in stock option or other equity incentive programs, the Employment Agreement remains in full force and effect without modification. In the event of conflict between this Agreement and the Employment Agreement or Supplemental Agreement, the terms of this Agreement shall prevail.
     SECTION 6.4 Severability. Each provision of this Agreement, including any compromise agreement executed pursuant hereto or as a condition to a Retention Payment hereunder, shall be viewed as separate and distinct, and in the event that any such provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, in whole or part, the court or arbitrator finding such invalidity or unenforceability shall modify this Agreement to give as much effect as possible, under applicable law, to the remaining provisions and to the intent of the Parties. Any provision which cannot be so modified shall be deleted and the remaining provisions hereof shall remain in full force and effect.
          SECTION 6.5 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein. Neither this Agreement nor any of the rights or duties of Executive hereunder, may be transferred or assigned by Executive.
          SECTION 6.6 Third-Party Beneficiaries. Each Party hereby agrees that Parent is an intended third party beneficiary of this Agreement and shall be entitled to enforce the terms hereof to the same extent as either Party hereto, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999, provided, however, that such third party beneficiary status of Parent shall be irrevocably terminated, and Parent shall no longer be entitled to any rights hereunder, upon any termination of the Merger Agreement prior to the Closing of the Merger. Other than as set forth in this paragraph, nothing shall be construed to confer upon or give to any person or entity any rights or remedies under or by reason of this Agreement.
          SECTION 6.7 Governing Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of England and Wales.
          SECTION 6.8 Construction of Agreement. This Agreement has been negotiated by sophisticated parties and each Party has cooperated in the drafting and preparation of this Agreement. Executive represents and warrants that Executive has carefully read this Agreement, that this Agreement has been fully explained to Executive by Executive’s attorney, that Executive fully understands its final and binding effect, and understands that Executive is waiving certain rights and entitlements under the Supplemental Agreement. Executive further acknowledges and agrees that the only promise and commitments made to Executive are those stated above in this Agreement, and that Executive is signing this Agreement voluntarily. No provisions of this Agreement shall be construed against either Party by reason of the source of drafting, but rather all terms contained herein shall be construed to give effect, to the fullest extent possible, to the express terms and intent of the Parties.
          SECTION 6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.
          SECTION 6.10 Legal Fees. The Company shall pay or reimburse Executive’s reasonable legal fees in connection with the negotiation and review of their Agreement and, to the extent taxable to Executive, gross-up such amount so that Executive shall have no after-tax cost for such payment or gross-up. Such amounts shall be promptly paid after submission of invoices.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

IKON OFFICE SOLUTIONS PLC:		EXECUTIVE:

By:	/s/ Matthew J. Espe	/s/ David Mills

	Name: Matthew J. Espe	David Mills
Title: Chairman, President and Chief Executive Officer

Exhibit A-1: Employment Agreement

Exhibit A-2: Supplemental Agreement

Exhibit B
Retention Payment Schedule:

PAYMENT DATE	RETENTION PAYMENT AMOUNT
6 month anniversary of Closing	£135,922 (15% of aggregate amount)
12 month anniversary of Closing	£181,229 (20% of aggregate amount)
18 month anniversary of Closing	£226,536 (25% of aggregate amount)
24 month anniversary of Closing	£362,458 (40% of aggregate amount)

Exhibit C
“Constructive Termination Without Cause” shall mean a termination by the Executive of his employment hereunder based on any of the following events (to which the Executive has not prior thereto consented in writing), provided that Executive gives written notice to the Company within 90 days following the occurrence of the event (such notice to specify that it is a notice hereunder and to set forth, in reasonable detail, all grounds for such termination), unless the Company shall have fully cured all grounds for such termination within 30 days after the Executive gives notice thereof:
          (i) any reduction in his then current Base Salary or in his annual incentive cash bonus award opportunity set forth herein;
          (ii) any breach of any of the Company’s material obligations in this Agreement or in the existing Employment Agreement;
          (iii) any material failure to timely grant, or timely honor, any long-term incentive award;
     (iv) any relocation of Executive’s office as assigned to him by the Company, to a location more than 50 miles from Ikon House, 30 Cowcross Street, London, EC1M 6DQ; and
          (v) a reduction in the Executive’s responsibilities as to the areas of the business he oversees immediately before the Closing such that he remains responsible for less than 50% of those areas of the business (based on function, budget or headcount).
The Executive’s termination shall not be considered to be a Constructive Termination Without Cause unless it occurs no more than one hundred and twenty (120) days following the initial occurrence of the purported condition described above.

Exhibit D: Draft Form of Compromise Agreement
Compromise Agreement
Between:
(1) IKON Office Solutions PLC, incorporated and registered in England and Wales with company number [NUMBER] whose registered office is at [REGISTERED OFFICE ADDRESS] (the “Company”); and

(2) [ ] of [ ] (“Executive”) (together, the “Parties”).
     (A) The Executive is employed by the Company. The Parties have entered into an Executive Retention Agreement dated [ ] (the “Retention Agreement”) setting out the terms on which the Executive is to receive Retention Payments. Capitalized terms used and not defined herein have the meanings specified in such agreement.
     (B) The Parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Executive has or may have in connection with his employment or its termination against the Company or any of its affiliates or its or their officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, any statutory complaints which the Executive raises in this agreement.
     (C) The Parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions relation to compromise agreements in the relevant legislation.
     (D) The Company enters into this Agreement for itself and as agent and trustee for all its affiliates and it is authorised to do so. It is the Parties’ intention that each affiliate should be able to enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third parties) Act 1999).
1.	INTERPRETATION
1.1.	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.2.	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.3.	A reference to one gender includes a reference to the other gender.

1.4.	The schedules to this Agreement form part of (and are incorporated into) this Agreement.
2.	COMPANY’S OBLIGATIONS
2.1.	Subject to and conditional upon the terms set out below and Article 1 of the Retention Agreement, the Company shall within sixty (60) days after receipt by the Company of a copy of this Agreement signed by the Executive and receipt by the Company of a letter from the Adviser as set out in Schedule 1, pay to the Executive £[ ] (the “Retention Payment”).
3.	EXECUTIVE’S OBLIGATIONS AND WARRANTIES
3.1.	The Executive acknowledges that the post termination restrictions set out in Article II(ii)(b) of the Retention Agreement will apply after the termination of his employment.

3.2.	If the Executive pursues a claim against the Company or any affiliate arising out of his employment or its termination, notwithstanding the provisions of this Agreement, he acknowledges and agrees to repay to the Company a sum equivalent to the Retention Payment (after deduction of all tax and national insurance contributions due) and that the said sum is recoverable from him by the Company as a debt and that the Company shall be released from any continuing obligations under this Agreement.

3.3.	Executive agrees during the term of his employment (other than in the good faith performance of his duties) and for five years thereafter to refrain from any publication, oral or written, of a defamatory, disparaging or otherwise derogatory nature pertaining to the Company or any of its affiliates. The Company agrees that during the term of Executive’s employment and for five years thereafter, the Company, the Parent and their affiliates will refrain from any publication, oral or written of a defamatory, disparaging or otherwise derogatory nature pertaining to Executive. The foregoing shall not be violated by truthful testimony or statements in any legal or disciplinary proceedings or governmental inquiry or by truthful testimony or statements in any legal proceedings or governmental inquiry or by truthful statements made to rebut any statement made by the other party or its affiliate.

3.4.	After the termination of his employment with the Company, the Executive agrees to attend meetings, give testimony and otherwise reasonably cooperate with the Company as reasonably requested by the Company (and to not provide any of these services on behalf of any parties with any adverse interest to the Company without the prior approval of the Company) regarding any litigation, arbitration, administrative proceedings, investigations or other matters of a similar nature involving the Company that relates to Executive’s employment period. If the Executive is subpoenaed or otherwise contacted by any party regarding any such matter, the Executive will immediately notify the General Counsel of the Company. Any changes to the Executive’s address should be communicated promptly to Company headquarters. The Company shall provide reimbursement for reasonable expenses associated with this provision. As the Executive is aware, sometimes the timing of legal or administrative proceedings cannot be controlled; however, the Company will make all reasonable efforts to minimize the potential for interference with future employment considerations.
4.	WAIVER OF CLAIMS
4.1.	The Executive agrees that the terms of this Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of:
4.1.1.	all rights, claims, or interests to or in the Cash CIC Benefits under or arising out of Clause 3.2 of the Supplemental Agreement and to or in the reimbursement of legal fees and other expenses pursuant to Clause 3.7 of the Supplemental Agreement;

4.1.2.	all rights, claims, or interests arising out of a constructive dismissal or a deemed constructive dismissal as provided under Clause 3.1(ii) of the Supplemental Agreement;

4.1.3.	all and any claims the Executive had or may have had but which he has expressly waived under Article 3 of the Retention Agreement;

4.1.4.	all and any claims or rights of action that Executive has or may have against the Company and its affiliates or its or their officers or employees arising out of his employment with the Company or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the Parties or in the contemplation at the date of this Agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 to this Agreement (each of which is hereby intimated and waived).
4.2.	The Executive warrants that:
4.2.1.	before entering into this Agreement he received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court;

4.2.2.	the Adviser is a solicitor of the Supreme Court holding a current practising Certificate and has a policy of insurance in force covering the risk of a claim by the Executive in respect of any loss arising in consequence of his advice;

4.2.3.	the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 2 to this Agreement;

4.2.4.	before receiving the advice he disclosed to the Adviser all facts or circumstances that may give rise to a claim against the Company or any of its affiliates or its or their officers or employees and that he is not aware of any other facts or circumstances that may give rise to any claim against the Company or any of its affiliates or its or their officers or employees other than those claims specified in Section 4.1;

4.2.5.	the only claims that he has or may have against the Company or any of its affiliates or its or their officers or employees (whether at the time of entering into this agreement or in the future) relating to his employment with the Company or its termination are specified in Section 4.1.
4.3.	The Executive acknowledges that the Company acted in reliance on the warranties in Section 4.2 when entering into this Agreement.

4.4.	The Executive acknowledges that the conditions relating to compromise agreements under section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998 and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 have been satisfied.

4.5.	The waiver in Section 4.1 shall have effect irrespective of whether or not, at the date of this Agreement, the Executive is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Executive becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

4.6.	The Executive hereby agrees that if and to the extent that Executive receives any Retention Payments, Severance Payment or Additional Severance Payment pursuant to the Retention Agreement such payments shall offset, and reduce, on a pound for pound basis, any payments under Article 1.2.2 and (if Executive’s employment terminates during the Retention Period) Article 1.2.3 of the Employment Agreement or, except as provided for in the Executive’s Retention Agreement, other contractual or statutory severance payments that Executive may thereafter be, or claim to be, eligible to receive from the Company and any pro-rated bonus entitlement during October-December 2008 and he shall not be eligible (except as provided for in the Executive’s Retention Agreement) for any further payment from the Company or any of its affiliates relating to these entitlements unless as provided for under the terms of the Executive’s Retention Agreement.

4.7.	The Executive agrees that, except for the payments and benefits provided for in the Retention Agreement and in accordance with the terms of the Employment Agreement (if employment is continuing) and subject to the waiver in clause 4.1 above, he shall not be eligible for any further payment from the Company or any of its affiliates relating to his employment or its termination. The Compromise Agreement does not waive the Executive’s right to any earned but unpaid base salary, earned but unpaid vacation/right to unreimbursed business expenses, right under benefit plans in accordance with their terms, rights to equity and bonus arrangements and rights to indemnification, advancement of legal fees and directors and officers liability insurance accrued under the Employment Agreement up to termination of employment.

4.8.	The Executive acknowledges and agrees that (i) he is not entitled to any payments or benefits with respect to Company stock options and other equity- based awards, except as provided in the Merger Agreement (which the parties acknowledge requires full payment at closing of such amounts), and (ii) from and after the Closing, the Executive shall have no right to acquire the stock of Company or any successor pursuant to or in connection with any stock option or equity-based award program that Executive participates in as of Closing, or has participated in at any time prior to Closing and he expressly waives any right or claim that he has in respect of grant of equity interest..
5.	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE
5.1.	This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed and dated by both Parties, when it shall be treated as an open document evidencing a binding agreement.

6.	COUNTERPARTS
6.1.	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.
7.	THIRD PARTY RIGHTS
7.1.	The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to the Company’s affiliates and no person other than the Executive and the Company and its affiliates shall have any rights under it. The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by Agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.
8.	GOVERNING LAW AND JURISDICTION
8.1.	This Agreement shall be governed by and construed in accordance with the law of England and Wales.

8.2.	Each Party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

SCHEDULE 1
CLAIMS
1. Claims:
(a) for breach of contract or wrongful dismissal;
(b) for unfair dismissal, under the Employment Rights Act 1996;
(c) in relation to an unauthorised deduction from wages, under the Employment Rights Act 1996;
(d) for an unlawful detriment, under the Employment Rights Act 1996;
(e) in relation to protected disclosures, under the Employment Rights Act 1996 and the Public Interest Disclosure Act 1998;
(f) in relation to working time or holiday pay, under the Working Time Regulations 1998;
(g)for direct or indirect discrimination, harassment or victimisation on the grounds of colour, race, nationality or ethnic or national origin, under the Race Relations Act 1976;
(h) for direct or indirect discrimination, harassment or victimisation on the grounds of age, under the Employment Equality (Age) Regulations 2006;
(i) in relation to the obligations to elect appropriate representatives or inform and consult or any entitlement to a protective award, under the Trade Union and Labour Relations (Consolidation) Act 1992;
(j) for failure to comply with obligations under the Data Protection Act 1998;
(k) in relation to existing personal injury claims, of which the Executive is aware;
(l) arising as a consequence of the United Kingdom’s membership of the European Union; and
(m) in relation to the right to be accompanied under the Employment Rights Act 1999.

SCHEDULE 2
ADVISER’S CERTIFICATE
[On headed notepaper of adviser]
For the attention of [insert details]
200[]
Dear Sirs
I am writing in connection with the agreement between my client, [NAME] and [NAME] (Company) of today’s date (Agreement) to confirm that:
1. I, [NAME] of [Firm], whose address is [ADDRESS], am a Solicitor of the Supreme Court of
England and Wales who holds a current practising certificate.
2. I have given [NAME] legal advice on the terms and effect of the Agreement and, in particular, its effect upon his ability to pursue the claims specified in Schedule 1 of the Agreement, which are the only claims that he has or may have against the Company or any of its affiliates or its or their officers or employees relating to his employment with the Company or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement [in any jurisdiction].
3. I gave the advice to [NAME] as a relevant independent adviser within the meaning[s] of the above [acts and regulations].
4. There is now in force (and was in force at the time I gave the advice referred to above), a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by in respect of loss arising in consequence of the advice I have given [NAME].
Yours faithfully
[NAME]
Executive’s Adviser